UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934

(Amendment No. 1)*

21Vianet Group, Inc.

(Name of Issuer)

Class A Ordinary Shares, $0.00001 par value per share

(Title of Class of Securities)

90138A103

(CUSIP Number)

December 31, 2012

(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐ Rule 13d-1(b)

☐ Rule 13d-1(c)

☒ Rule 13d-1(d)

*	The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 90138A103	13G	Page 2 of 15 Pages

1	NAMES OF REPORTING PERSONS/I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Cisco Systems International B.V. (“CSIBV”)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Netherlands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 0
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 0
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0%
12	TYPE OF REPORTING PERSON CO

CUSIP No. 90138A103	13G	Page 3 of 15 Pages

1	NAMES OF REPORTING PERSONS/I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Cisco Systems Netherlands Holdings B.V. (“CSNH”)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Netherlands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 0
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 0
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0%
12	TYPE OF REPORTING PERSON CO

CUSIP No. 90138A103	13G	Page 4 of 15 Pages

1	NAMES OF REPORTING PERSONS/I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Cisco Systems International SARL (“CSI”)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Switzerland
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 0
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 0
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0%
12	TYPE OF REPORTING PERSON CO

CUSIP No. 90138A103	13G	Page 5 of 15 Pages

1	NAMES OF REPORTING PERSONS/I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Cisco Systems (Bermuda) Ltd (“CSBL”)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Bermuda
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 0
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 0
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0%
12	TYPE OF REPORTING PERSON CO

CUSIP No. 90138A103	13G	Page 6 of 15 Pages

1	NAMES OF REPORTING PERSONS/I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Cisco Systems International Holdings Ltd. (“CSIHL”)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Bermuda
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 0
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 0
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0%
12	TYPE OF REPORTING PERSON CO

CUSIP No. 90138A103	13G	Page 7 of 15 Pages

1	NAMES OF REPORTING PERSONS/I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Cisco Systems Global Holdings Ltd. (“CSGHL”)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Bermuda
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 0
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 0
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0%
12	TYPE OF REPORTING PERSON CO

CUSIP No. 90138A103	13G	Page 8 of 15 Pages

1	NAMES OF REPORTING PERSONS/I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Cisco Worldwide Holdings Ltd. (“CWHL”)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Bermuda
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 0
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 0
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0%
12	TYPE OF REPORTING PERSON CO

CUSIP No. 90138A103	13G	Page 9 of 15 Pages

1	NAMES OF REPORTING PERSONS/I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Cisco Technology, Inc. (“CTI”) I.R.S. Identification No. 77-0462351
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION State of California
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 0
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 0
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0%
12	TYPE OF REPORTING PERSON CO

CUSIP No. 90138A103	13G	Page 10 of 15 Pages

1	NAMES OF REPORTING PERSONS/I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Cisco Systems, Inc. (“Cisco”) I.R.S. Identification No. 77-0059951
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION State of California
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 0
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 0
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0%
12	TYPE OF REPORTING PERSON CO

CUSIP No. 90138A103	13G	Page 11 of 15 Pages

Item 1(a)	Name of Issuer:

21Vianet Group, Inc.

Item 1(b)	Address of Issuer’s Principal Executive Offices:

M5 1 Jiuxianqiao East Road, Chaoyang District, Beijing 100016, People’s Republic of China

Item 2(a)	Name of Person Filing:

(i) Cisco Systems International BV (“CSIBV”);

(ii) Cisco Systems Netherlands Holdings B.V. (“CSNH”);

(iii) Cisco Systems International SARL (“CSI”);

(iv) Cisco Systems (Bermuda) Ltd (“CSBL”);

(v) Cisco Systems International Holdings Ltd. (“CSIHL”);

(vi) Cisco Systems Global Holdings Ltd. (“CSGHL”);

(vii) Cisco Worldwide Holdings Ltd. (“CWHL”);

(viii) Cisco Technology, Inc. (“CTI”);

(ix) Cisco Systems, Inc. (“Cisco”).

Each of the entities (i) through (ix) above is a “Reporting Person” and collectively, the “Reporting Persons.”

Item 2(b)	Address of Principal Business Office or, If None, Residence

(i) Haarlerbergpark, Haarlerbergweg 13-19, 1101 CH, Amsterdam, Netherlands

(ii) Haarlerbergpark, Haarlerbergweg 13-19, 1101 CH, Amsterdam, Netherlands

(iii) Avenue des Uttins 5, Rolle, Vaud, 1180 Switzerland

(iv) Avenue des Uttins 5, Rolle, Vaud, 1180 Switzerland

(v) Avenue des Uttins 5, Rolle, Vaud, 1180 Switzerland

(vi) Avenue des Uttins 5, Rolle, Vaud, 1180 Switzerland

(vii) Avenue des Uttins 5, Rolle, Vaud, 1180 Switzerland

(viii) 170 West Tasman Drive, San Jose, California 95134

(ix) 170 West Tasman Drive, San Jose, California 95134

Item 2(c)	Citizenship:

(i) Netherlands

(ii) Netherlands

(iii) Switzerland

(iv) Bermuda

(v) Bermuda

(vi) Bermuda

CUSIP No. 90138A103	13G	Page 12 of 15 Pages

(vii) Bermuda

(viii) State of California

(ix) State of California

Item 2(d)	Title of Class of Securities:

Class A Ordinary Shares, $0.00001 par value per share

Item 2(e)	CUSIP Number:

90138A103

Item 3.	If this statement is filed pursuant to 240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:

(a) ☐ Broker or dealer registered under section 15 of the Act (15 U.S.C. 78o)

(b) ☐ Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c).

(c) ☐ Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c).

(d) ☐ Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C 80a-8).

(e) ☐ An investment adviser in accordance with 240.13d-1(b)(1)(ii)(E);

(f) ☐ An employee benefit plan or endowment fund in accordance with 240.13d-1(b)(1)(ii)(F);

(g) ☐ A parent holding company or control person in accordance with 240.13d-1(b)(1)(ii)(G);

(h) ☐ A savings associations as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);

(i) ☐ A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

(j) ☐ A non-U.S. institution in accordance with §240.13d–1(b)(1)(ii)(J);

(k) ☐ Group, in accordance with 240.13d-1(b)(1)(ii)(K). If filing as a non-U.S. institution in accordance with §240.13d–1(b)(1)(ii)(J), please specify the type of institution:

Not applicable.

CUSIP No. 90138A103	13G	Page 13 of 15 Pages

Item 4.	Ownership

(a) Amount Beneficially Owned: 0 shares

(b) Percent of Class: 0%

(c) Number of shares as to which the person has:

(i) Sole power to vote or direct the vote: 0.

(ii) Shared power to vote or direct the vote: 0 shares.

(iii) Sole power to dispose or to direct the disposition of: 0.

(iv) Shared power to dispose or to direct the disposition of: 0 shares.

Item 5.	Ownership of Five Percent or Less of a Class

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner or more than five percent of the class of securities, check the following box: ☒

Item 6.	Ownership of More Than Five Percent on Behalf of Another Person

Not applicable.

Item 7.	Identification and Classification of Subsidiary Which Acquired the Security Being
Reported on by the Parent Holding Company or Control Person

Not applicable.

Item 8.	Identification and Classification of Members of the Group

Not applicable.

Item 9.	Notice of Dissolution of Group

Not applicable.

Item 10.	Certifications

Not applicable.

CUSIP No. 90138A103	13G	Page 14 of 15 Pages

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 8, 2013	CISCO SYSTEMS INTERNATIONAL BV

	By:	/s/ Ulrika Carlsson
	Name:	Ulrika Carlsson
	Title:	Director

Dated: February 8, 2013	CISCO SYSTEMS NETHERLANDS HOLDINGS B.V.

	By:	/s/ Ulrika Carlsson
	Name:	Ulrika Carlsson
	Title:	Director

Dated: February 8, 2013	CISCO SYSTEMS INTERNATIONAL SARL

	By:	/s/ Petra Lindner
	Name:	Petra Lindner
	Title:	Director

	By:	/s/ Jean-Marc Servat
	Name:	Jean-Marc Servat
	Title:	Director

Dated: February 8, 2013	CISCO SYSTEMS (BERMUDA) LTD
By: CISCO SYSTEMS GLOBAL HOLDINGS LTD., as successor in interest*

	By:	/s/ Petra Lindner
	Name:	Petra Lindner
	Title:	Director

	By:	/s/ Jean-Marc Servat
	Name:	Jean-Marc Servat
	Title:	Director

Dated: February 8, 2013	CISCO SYSTEMS INTERNATIONAL HOLDINGS LTD.
By: CISCO SYSTEMS GLOBAL HOLDINGS LTD., as successor in interest*

	By:	/s/ Petra Lindner
	Name:	Petra Lindner
	Title:	Director

	By:	/s/ Jean-Marc Servat
	Name:	Jean-Marc Servat
	Title:	Director

*	On January 18, 2013, Cisco Systems (Bermuda) Ltd. and Cisco Systems International Holdings Ltd. merged into Cisco Systems Global Holdings Ltd.

CUSIP No. 90138A103	13G	Page 15 of 15 Pages

Dated: February 8, 2013	CISCO SYSTEMS GLOBAL HOLDINGS LTD.

	By:	/s/ Petra Lindner
	Name:	Petra Lindner
	Title:	Director

	By:	/s/ Jean-Marc Servat
	Name:	Jean-Marc Servat
	Title:	Director

Dated: February 8, 2013	CISCO WORLDWIDE HOLDINGS LTD.

	By:	/s/ Petra Lindner
	Name:	Petra Lindner
	Title:	Director

	By:	/s/ Jean-Marc Servat
	Name:	Jean-Marc Servat
	Title:	Director

Dated: February 8, 2013	CISCO TECHNOLOGY, INC.

	By:	/s/ Evan Sloves
	Name:	Evan Sloves
	Title:	President

Dated: February 8, 2013	CISCO SYSTEMS, INC.

	By:	/s/ Prat Bhatt
	Name:	Prat Bhatt
	Title:	Vice President, Corporate Controller and Principal Accounting Officer

EXHIBIT INDEX

Exhibit	Title

A	Joint Filing Agreement dated February 13, 2012 among the reporting persons (incorporated by reference to Exhibit A of Schedule 13G (File No. 005-86326) filed February 13, 2012).